EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-226581 and Form S-8 No. 333-03910) of our report dated August 21, 2018, relating to the consolidated financial statements of Schmitt Industries, Inc., appearing in this Annual Report (Form 10-K) for the year ended May 31, 2018.

/s/ Moss-Adams LLP

Portland, Oregon

August 21, 2018